Exhibit 10.53

NETGEAR, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between Chuck Olson (the “Executive”) and NETGEAR, Inc. (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 24, 2008.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into an employment agreement, dated November 4, 2002 (the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement, and bring certain terms into documentary compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”) so as to avoid the imposition of any additional tax under Section 409A, as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Agreement is hereby amended as follows:

1. Bonus. Section 3(c) of the Agreement is hereby amended to add the following new sentence to the end thereof:

“Executive’s annual bonus will be paid no later than March 15th of the year following the year in which Executive’s annual bonus was earned.”

2. Release and Timing of Payments. Section 6 of the Agreement in hereby amended to add a new sub-section (b) thereunder as follows:

“(b) Timing of Release. The receipt of any severance benefits pursuant to Section 6(a) will be subject to Executive signing and not revoking a standard release of claims agreement (the “Release”), and provided that such Release is effective within 60 days following the termination of employment or such earlier period as required by the Release. To become effective, the Release must be executed by the Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without the Executive having revoked the Release. In addition, no severance will be paid or provided until the Release actually becomes effective.”

3. Code Section 409A. A new Section 21 is hereby added with the following:

“21. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments (as defined below) shall be payable until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (together, “Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that would otherwise be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the 60th day following Executive’s separation from service, or, if later, such time as required by Section 21(c). Any installment payments that would have been made to Executive during the 60 day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the 60th day following the Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(c) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), and the severance payments and benefits payable to Executive, if any, pursuant to the Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), such Deferred Payments that are otherwise payable within the first 6 months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date 6 months and 1 day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the 6 month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(d) Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of the Agreement. For purposes of this section (d), “Section 409A Limit” will mean the lesser of 2 times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the taxable year preceding the taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

4. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

5. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

6. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

7. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

oOo

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	NETGEAR, INC.

	By:	/s/ Patrick C.S. Lo

	Title:	CEO

	Date:	12/23/08

EXECUTIVE	By:	/s/ Chuck Olson

	Title:	Sr. VP of Engineering

	Date:	12/24/08